UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549



                                 FORM 8-K


                              CURRENT REPORT


                    Pursuant to Section 13 or 15(d) of
                    the Securities Exchange Act of 1934


                      Date of Report: August 28, 1998
                     (Date of earliest event reported)


                  NATIONAL WESTERN LIFE INSURANCE COMPANY
          (Exact Name of Registrant as Specified in Its Charter)


                                 Colorado
              (State or Other Jurisdiction of Incorporation)


       2-17039                                 84-0467208
(Commission File Number)      (I.R.S. Employer Identification Number)


             850 East Anderson Lane, Austin, Texas 78752-1602
           (Address of Principal Executive Offices and Zip Code)


                              (512) 836-1010
           (Registrant's Telephone Number, Including Area Code)









Item 5.  Other Events

By order dated August 28, 1998, the United States Bankruptcy Court, Southern District of Texas, Houston Division, confirmed and approved the Third Amended Joint Consensual Plan of Reorganization (the "Plan") of The Westcap Corporation and its wholly owned subsidiary Westcap Enterprises, Inc. (jointly "Westcap"). Westcap is a wholly owned subsidiary of National Western Life Insurance Company (the "Registrant"). The Plan will be effective September 16, 1998, in the absence of any unexpected contingency. Pursuant to the Plan, Registrant will receive credit for $1,000,000 previously contributed to Westcap in bankruptcy in March, 1997, and will pay an additional $14,125,000 to compromise and settle (i) all claims of Westcap against Registrant, and
(ii) all claims and litigation of certain settling creditors of Westcap who have alleged federal or state securities law "control person" violations by Registrant relating to Westcap's brokerage business, in exchange for full and complete releases from all of such claims, litigation and alleged violations. Approximately $7,979,000 will be paid and transmitted to a Disbursing Trust Committee on behalf of Westcap for payment to holders of allowed claims against the Westcap debtors. Included in this amount are Westcap assets totaling approximately $568,000 which remain primarily from the Registrant's $1,000,000 contribution as described above. Registrant will also pay a total of approximately $6,714,000 to other settling Westcap creditors with allowed claims against the Westcap debtors who are also settling with and releasing Registrant from alleged federal or state securities law "control person" violations relating to Westcap. The settling creditors are:

City of Tracy, California; Michigan South Central Power Agency; Covafer, S.A. and Sergio Covarrubias; Sheriff of Palm Beach County, Florida; San Antonio River Authority; Tom Green County, Texas; Eduardo and Antonietta Saad; City of La Mesa; Darlington County, South Carolina; Greenwood County, South Carolina; Bernice and Sarah Finger; Winston-Salem State University Foundation; Mary Robin Christison; Mason Tenders; Clerk of the Circuit Court of St. Lucie County, Florida.

Pursuant to the Plan, Registrant will retain 100% continuing ownership of the reorganized Westcap. Westcap will no longer engage in brokerage operations, but will operate as a real estate management company.

The Chicago City Colleges is excluded from the compromise and settlement by Registrant with the settling creditors, but will participate with all creditors in the distribution from Westcap. Chicago City Colleges previously obtained a bankruptcy court judgment for approximately $56 million against the Westcap debtors. Under the Plan, Chicago City Colleges will participate in the $7,979,000 creditor distribution relating to an allowed $30 million claim, with any distribution relating to the remaining $26 million claim in dispute pending an appeal by Westcap of the $56 million judgment. Should Westcap prevail in the appeal, Registrant will be entitled to recover 23.1% of the reduced amount of the Chicago City Colleges judgment, but not to exceed $600,000. Should Westcap lose the appeal, Chicago City Colleges will receive a higher prorata percentage of the $7,979,000 creditor distribution. However, pursuant to the Plan, Registrant will have no additional liability for settlement payments in excess of the $14,125,000 as described above. Under the Plan, Registrant will pay all of the attorneys' fees and court costs incurred by Westcap in the appeal of the Chicago City Colleges' judgment.


The $14,125,000 settlement payment will be reflected as a loss from discontinued brokerage operations in the consolidated financial statements of National Western Life Insurance Company for the quarter ended September 30, 1998. The $1,000,000 previously contributed to Westcap in bankruptcy was reflected as a loss from discontinued brokerage operations in the first quarter of 1997. Any additional losses will depend on the results of the Chicago City Colleges lawsuit filed against National Western Life Insurance Company on March 28, 1994, for alleged federal or state securities law "control person" violations relating to Westcap, and which is pending in the United States District Court, Western District of Texas. Registrant believes it has reasonable and adequate defenses to this suit and, accordingly, no amounts have been accrued in the Registrant's consolidated financial statements for potential losses relating to such suit.


Item 7.  Financial Statements and Exhibits.

(c) Exhibits

Exhibit 2 -    Order Confirming Third Amended Joint Consensual Plan Of
               Reorganization Proposed By The Debtors And The Official
               Committee Of Unsecured Creditors (As Modified As Of August 28,
               1998).




                                Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   National Western Life Insurance Company
                                             (Registrant)


Date:     September 10, 1998             By: /S/ Ross R. Moody
                                         Ross R. Moody
                                         President and Chief Operating Officer